CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT


         Agreement effective as of the 18th day of May 2006 by and between the Turner Funds, a Massachusetts business trust (the "Trust"), and Turner Investment Partners, Inc., a Pennsylvania corporation.

         Turner hereby agrees to limit the net total other expenses at the levels indicated through November 2007 for each of the following Funds:

         FUND:                                      NET TOTAL OPERATING EXPENSES
         -----                                      ----------------------------
         Turner New Enterprise Fund                             0.25%


         This Agreement shall be renewable at the end of each term for an additional one year term upon the written agreement of the parties hereto.

         This Agreement supersedes any prior contractual waiver agreement(s) between the parties regarding the net total operating expenses of the Turner New Enterprise Fund.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.


TURNER FUNDS                                    TURNER INVESTMENT PARTNERS, INC.


By: /s/ THOMAS R. TRALA                         By: /s/ BRIAN F. MCNALLY
    -------------------------                       ----------------------------
        Signature                                        Signature



Name:  THOMAS R. TRALA                          Name: BRIAN F. MCNALLY
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          Printed                                         Printed



Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER   Title: GENERAL COUNSEL AND
                                                      CHIEF COMPLIANCE OFFICER
                                                      PRINCIPAL
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